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                                  EXHIBIT 11.01

                              PRISM SOLUTIONS, INC.
                        COMPUTATION OF NET LOSS PER SHARE
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                              THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                   JUNE 30,                              JUNE 30,

                                                       -------------------------------       ------------------------------
                                                            1995              1996                1995             1996
                                                       --------------    -------------       -------------    -------------
                                                                  (UNAUDITED)                          (UNAUDITED)


Weighted average shares outstanding                         2,864,156       12,738,439           2,842,445        8,505,734
Common equivalent shares

     pursuant to SAB No. 83                                        --               --                  --          512,359
Net effect of dilutive stock options and warrants                  --               --                  --               --
                                                       --------------    -------------       -------------    -------------
Average common and common stock equivalent

     shares outstanding                                     2,864,156       12,738,439           2,842,445        9,018,093
                                                       ==============    =============       =============    =============

Net loss                                               $       (1,556)   $        (123)      $      (2,873)   $        (341)
                                                       ===============   =============       =============    =============

Net loss per share                                     $        (0.54)   $       (0.01)      $       (1.01)   $       (0.04)
                                                       ==============    =============       =============    =============

NOTE: THERE IS NO DIFFERENCE BETWEEN PRIMARY AND FULLY DILUTED NET LOSS PER SHARE FOR ALL PERIODS PRESENTED. FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1995 AND 1996, CONVERSION OF COMMON STOCK EQUIVALENTS WAS NOT ASSUMED BECAUSE THE EFFECT IS ANTI-DILUTIVE.

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